CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated January 28, 2022 and each included in this Post-Effective Amendment No. 102 to the Registration Statement (Form N-1A, File No. 333-173080) of Adviser Investment Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated November 19, 2021 with respect to the financial statements and financial highlights of Vontobel US Equity Institutional Fund constituting Adviser Investment Trust included in the Annual Report to Shareholders (Form N-CSR) for the year ended September 30, 2021, into this Registration Statement, filed with the Securities and Exchange Commission.

New York, NY

January 27, 2022